SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2003

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28238	54-1521616
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

Post Office Box 3618, Carefree, Arizona 85377
7439 East Ridgecrest Road, Cave Creek, Arizona 85331
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (480) 575-6972

___________________________________________________
(Former name or former address, if changed since last report)

ITEM 5:       OTHER EVENTS

     Copy of news release announcing execution of definitive agreement to acquire RJL Marketing Services Inc.

ITEM 7:       EXHIBITS

(a)	Exhibit
Item	Title

1.1	News Release dated May 5, 2003.

Press Release
Headquarters:
Guardian Technologies International P.O. Box 3618 Carefree, Arizona 85377
Contact:
J. Andrew Moorer, President (480) 575-6972 Office (480) 575-9307 Fax

NEWS FOR IMMEDIATE RELEASE

Guardian Technologies Executes
Definitive Agreement to Acquire
RJL Marketing Services Inc.

Carefree, AZ - May 5, 2003 - Guardian Technologies International, Inc. (OTC/BB: GDTI), announced today that it has executed a definitive agreement to acquire RJL Marketing Services Inc., an information technology distributor located in Sterling, Virginia. Closing is expected to take place May 15, 2003.

Under the terms of the transaction there would be an exchange of Guardian's common and preferred stock for 100% of RJL's equity. The preferred stock will be convertible into shares of common stock upon Guardian achieving certain post-acquisition milestones. At closing of the acquisition, there will be a change of control of Guardian whereby the current officers will resign and the current officers of RJL Marketing will assume such positions with Guardian. In addition, at closing the current board of directors will resign and will be replaced with directors designated by RJL Marketing. The new board will consist of RJL Marketing's existing management and noted professionals in the information technology industry.

The transaction is subject to completing a $500,000 equity financing, the execution, by RJL Marketing, of a Distributor Agreement with Diagnos, Inc. covering the MCubiX Knowledge Extraction software described below which is satisfactory to Guardian, the completion of the spin-off contemplated below, approval of the shareholders of RJL, approval of the board of directors of both companies, and other conditions customary in transactions of this nature.

RJL Marketing's CEO, Michael W. Trudnak, will be named Chairman and CEO of Guardian, and Robert A. Dishaw will be named President, while Guardian's subsidiaries- Guardian Steel, Inc., Guardian Security & Safety Products, Inc., and Palo Verde Group, Inc. will either be sold, liquidated or spun off into separate public company under the leadership of J. Andrew Moorer, Guardian's current President and CEO. A record date for the distribution of Guardian's existing assets and subsidiaries will be established as of a date prior to the effective date of the RJL Marketing acquisition, thereby insuring that the economic benefit of these existing operations is received by Guardian's pre-acquisition shareholders.

ABOUT RJL MARKETING SERVICES INC.

RJL Marketing was founded in 2002 to provide expertise in Knowledge Extraction technology to Fortune 1000 companies and the U.S. Government. The commercial and federal vertical markets have vast quantities of information. Knowledge Extraction technologies over the next five years are expected to provide both vertical markets with cost saving technologies in both time and manpower. Michael W. Trudnak, RJL Marketing's Chairman & CEO, stated that "as the information technology sector consolidates, Knowledge Extraction software engines will provide the sector with technology to support the current and future requirements of the U.S. Government's Homeland Security Agency and numerous commercial corporations within the bio-medical industry. The governmental and commercial requirement over the next five years for Knowledge Extraction software engines will rise significantly."

Effective as of closing of the acquisition, RJL Marketing will be the exclusive U.S. distributor to the U.S. Government and Bio-Medical market of the MCubiX Knowledge Extraction software. "The MCubiX Knowledge Extraction Software can extract knowledge from any informational source (data+text+image+sounds+symbols), structured or unstructured" stated Michael Trudnak, CEO of RJL Marketing. Mr. Trudnak stated that "the primary focus of the marketing and sales effort has been satisfying requirements of Homeland Security and medical researchers for the bio-medical industry. This transaction is expected to allow RJL to capitalize and rapidly expand in the target vertical markets and take advantage of consolidation in the information technology industry that is expected in 2003 and 2004."

RJL Marketing is a privately held Delaware corporation which will be engaged in marketing and sales of the MCubiX Knowledge Extraction software to the U.S. Government and the bio-medical industry. The company is a development stage company. The corporate offices are located in Sterling, Virginia. The seasoned management and personnel of RJL coupled with its unique software products is expected to position the company to capitalize and rapidly expand within the target vertical markets near term.

ABOUT GUARDIAN

Guardian, through its wholly-owned subsidiary Guardian Steel, is engaged in structural steel fabrication for governmental, military, commercial and industrial construction projects.

Guardian, through its wholly-owned subsidiary Guardian Security & Safety Products, Inc. (GSSP), serves the law enforcement, security and military communities.

Guardian, through its wholly-owned subsidiary Palo Verde Group, Inc. (Palo Verde) is engaged in the acquisition, development and sale of commercial and residential real estate.

The statements made in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve a number of risks and uncertainties. Actual events or results may differ from the Company's expectations. In addition to the matters described in this press release, risk factors listed from time to time in the Company's SEC reports and filings, including, but not limited to, its report on Form 10-KSB for the year ended December 31, 2002, may affect the results achieved by the Company.

-----End-----

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
Date: May 6, 2003	By: /s/ J. Andrew Moorer J. Andrew Moorer, President